Q&A: ConAgra Foods Share Repurchase Program
December 4, 2003


1. What changes have taken place in the company's portfolio, and how do those changes fit with the company's strategy?

     ConAgra Foods has acquired branded and value-added products over the last few years, and has recently divested several commodity-oriented businesses, including

     o    fresh beef and pork processing operations (sold September 2002),

     o    commodity cheese operations (sold May 2003),

     o    canned seafood operations (sold May 2003),

     o    chicken processing operations (sold November 2003), and

     o    agricultural distribution operations (sold November 2003).

     The company is focused on branded, value-added food products for the purpose of producing strong operating profit margins, strong returns on capital, as well as reduced earnings volatility.

2.   Why is the company planning to repurchase shares?

     This is part of a strategic capital allocation policy. We believe a share repurchase program is the best use of excess cash at this time and will help create shareholder value. We are generating strong cash flows from operating our business; in addition, we have recently generated significant cash proceeds from divesting businesses.

3. Does repurchasing shares suggest that the company does not expect to continue to grow through strategic acquisitions, or that it is not likely to pay down any more debt?

     ConAgra Foods generates a substantial amount of cash annually, and we expect to continue to deploy that cash toward investing for future growth, paying dividends, repaying debt, and repurchasing shares as appropriate.

     o Due to the debt repayment that we have made over the last two years, we have very little short-term or callable long-term debt right now.

     o As a point of reference, in fiscal 2001, we purchased a branded food company, IHF, for slightly less than $3 billion. We paid for that acquisition by assuming and issuing approximately $2 billion worth of debt, and issuing common shares for the balance of the purchase price.

          o Over the last two years, we have repaid the amount of debt associated with the transaction.

          o Once we have completed the share repurchase program discussed in today's news announcement, we will also have repurchased most of the shares issued with that transaction.

     o We continue to expect to grow through strategic acquisitions conducted opportunistically.